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                                                                  EXHIBIT 1(f)



                         AIM INTERNATIONAL FUNDS, INC.

                             ARTICLES OF AMENDMENT



                 AIM INTERNATIONAL FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                 FIRST: In Article FIFTH, Section (1)(a) of the Corporation's charter (the "Charter"), the two hundred million (200,000,000) shares of AIM International Equity Fund shall be redesignated as the AIM International Equity Fund Class A Shares, the two hundred million (200,000,000) shares of AIM Global Aggressive Growth Fund shall be redesignated as the AIM Global Aggressive Growth Fund Class A Shares, the two hundred million (200,000,000) shares of AIM Global Growth Fund shall be redesignated as the AIM Global Growth Fund Class A Shares, and the two hundred million (200,000,000) shares of AIM Global Income Fund shall be redesignated as the AIM Global Income Fund Class A Shares.

                 SECOND: The Board of Directors of the Corporation by unanimous written consent has duly adopted resolutions in which was set forth the foregoing amendment (the "Amendment") to the Charter.

                 THIRD: This amendment is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by stockholders, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.




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                 The undersigned Vice President acknowledges these Articles of
Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

                 IN WITNESS WHEREOF, AIM INTERNATIONAL FUNDS, INC. has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on November 14, 1994.


                                        AIM INTERNATIONAL FUNDS, INC.

Witness:


/s/ NANCY L. MARTIN                     By: /s/ CAROL F. RELIHAN
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Assistant Secretary                         Vice President


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